As filed with the Securities and Exchange Commission on August 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FULL HOUSE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada 89135	13-3391527
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(I.R.S. Employer Identification No.)

2015 Equity Incentive Plan

(Full title of the plan)

Elaine Guidroz
Full House Resorts, Inc.
One Summerlin
1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada 89135

(Name and address of agent for service)

(702) 221-7800

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Bonner

John C. Jeppsen
Greenberg Traurig, LLP
10845 Griffith Peak Drive, Suite 600

Las Vegas, Nevada 89135
Telephone: (702) 792-3773

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Emerging growth company ☐
Non-accelerated filer ☑	Smaller reporting company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,716,407 shares	$7.90	$13,559,615.30	$1,479.36
Common Stock, $0.0001 par value per share	283,593 shares	$7.63	$ 2,163,814.59	236.07
Total	2,000,000 shares			$1,715.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s Common Stock that become issuable under the 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act as follows: (a) with respect to 1,716,407 authorized and unissued shares of Common Stock under the 2015 Plan, under Rule 457(c) on the basis of the average of the high ($8.10) and low ($7.69) sales prices per share of Common Stock as reported on The Nasdaq Capital Market on August 5, 2021; and (b) with respect to 283,593 shares of Common Stock issuable under stock options granted under the 2015 Plan, under Rule 457(h)(1) on the basis of the weighted average price ($7.63) of the outstanding options.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement (this “Registration Statement”) is being filed to register an additional 2,000,000 shares of the registrant’s common stock which may be offered or sold from time to time pursuant to the registrant’s 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”).  Pursuant to General Instruction E of Form S-8, the registrant hereby incorporates by reference the contents of the registrant’s (i) Registration Statement on Form S-8 (File No. 333-204312), which was filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2015, and (ii) Registration Statement on Form S-8 (File No. 333-219294), which was filed with the Commission on July 14, 2017, except as supplemented by the information below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Greenberg Traurig, LLP
10.1	2015 Equity Incentive Plan, as amended and restated (incorporated by reference to Annex 2 to the registrant’s Proxy Statement filed with the Commission on April 14, 2021)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Greenberg Traurig, LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on signature page to this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on this August 11, 2021.

FULL HOUSE RESORTS, INC.

By:	/s/ Lewis A. Fanger
Lewis A. Fanger
Senior Vice President, Chief Financial Officer & Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis A. Fanger as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel R. Lee	President and Chief Executive Officer and Director	August 11, 2021
Daniel R. Lee	(Principal Executive Officer)

/s/ Lewis A. Fanger	Senior Vice President, Chief Financial Officer and Director	August 11, 2021
Lewis A. Fanger	(Principal Financial and Accounting Officer)

/s/ Kenneth R. Adams		August 11, 2021
Kenneth R. Adams	Director

/s/ Carl G. Braunlich		August 11, 2021
Carl G. Braunlich	Director

/s/ Eric J. Green		August 11, 2021
Eric J. Green	Director

/s/ Michael A. Hartmeier		August 11, 2021
Michael A. Hartmeier	Director

/s/ Kathleen M. Marshall		August 11, 2021
Kathleen M. Marshall	Director

/s/ Michael P. Shaunnessy		August 11, 2021
Michael P. Shaunnessy	Director